Exhibit 99.2

RADNET ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

FOR IMMEDIATE RELEASE

LOS ANGELES, California, March 7, 2024 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services, announced today the pricing of its underwritten public offering of 4,550,000 shares of its common stock at a price to the public of $44.00 per share. The gross proceeds to RadNet from the offering, before deducting the underwriting discounts and commissions and other offering expenses, are expected to be approximately $200 million. In addition, RadNet has granted the underwriters a 30-day option to purchase up to an additional 682,500 shares of common stock at the public offering price, less underwriting discounts and commissions. The offering is expected to close on or about March 12, 2024, subject to satisfaction of customary closing conditions.

RadNet intends to use the net proceeds from the proposed offering for general corporate purposes and future acquisitions.

Jefferies and Raymond James are acting as joint active book-running managers for the offering. Truist Securities and Barclays are also acting as joint book-running managers for the offering. RBC Capital Markets, Sidoti & Company, LLC and CJS Securities are acting as co-managers for the offering.

The securities described above are being offered by RadNet pursuant to a shelf registration statement previously filed and declared effective by the Securities and Exchange Commission (“SEC”). When available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at (877) 821-7388 or by email at prospectus_department@jefferies.com; or from Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716, by telephone at (800) 248-8863, or by email at prospectus@raymondjames.com. Electronic copies of the preliminary prospectus supplement and accompanying prospectus were filed with the SEC and are available on the website of the SEC at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About RadNet, Inc.

RadNet, Inc., is the leading national provider of freestanding, fixed-site diagnostic imaging services and related information technology solutions (including artificial intelligence) in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 366 owned and/or operated outpatient imaging centers. RadNet’s markets include Arizona, California, Delaware, Florida, Maryland, New Jersey and New York. Together with affiliated radiologists, inclusive of full-time and per diem employees and technologists, RadNet has a total of over 9,700 employees.

Forward-Looking Statements

RadNet cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements relating to the offering, including the timing and size of the offering and the anticipated use of proceeds therefrom and the grant of the underwriters’ option to purchase additional shares. The inclusion of forward-looking statements should not be regarded as a representation by RadNet that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in RadNet’s business, including, without limitation: the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering and the other risks and uncertainties described in the Company’s filings with the SEC, included under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and RadNet undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer